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                                                                    Exhibit 2.8

                                 REVOLVING NOTE

$75,000,000                                                    Chicago, Illinois
                                                       Dated as of: July 2, 2000

        FOR VALUE RECEIVED, the undersigned, COACH INC., a Maryland corporation (the "BORROWER"), promises to pay to the order of SARA LEE CORPORATION, a Maryland corporation (the "LENDER"), (i) on the "Maturity Date" (as defined below), the principal amount of SEVENTY-FIVE MILLION DOLLARS ($75,000,000) or, if less, the aggregate unpaid principal amount of the advances made hereunder by the Lender to the Borrower prior to the Maturity Date, (ii) interest on said principal amount at the rate or rates herein specified, and (iii) any and all other sums which may be owing to the Lender by the Borrower pursuant to this Note (this "NOTE"). All payments of principal and interest in respect of this Note shall be made to the Lender in lawful money of the United States of America in same day funds to the Lender's account at such place as shall be designated in writing by the Lender for such purpose from time to time.

        The "MATURITY DATE" shall mean the date on which Sara Lee Corporation no longer owns greater than fifty percent (50%) of the outstanding capital stock of the Borrower.

        1. ADVANCES. From time to time, until the Maturity Date, the Lender will make advances to the Borrower upon the Borrower's request; provided (i) that no Event of Default or event that but for notice or the passage of time would constitute an Event of Default has occurred and is continuing and all representations and warranties contained in Section 7 hereof are true and correct as of the date of such advance, and (ii) the requested advance does not cause the aggregate of all the advances outstanding under this Note to exceed the Commitment (as defined in Section 10 below) then in effect. Each request for an advance shall be made on notice received by the Lender not later than 12:00 noon (Wilmington, Delaware time) three Business Days (as defined in Section 2 below) prior to the date the undersigned requests the Lender to make such advance. Each request for an advance shall specify the date of the requested advance, the amount thereof, and shall be irrevocable and binding on the undersigned.

        2. INTEREST. (a) The Borrower agrees to pay interest on the unpaid principal amount of each advance made hereunder, from the date such advance is made until such amount shall be paid in full, at a rate per annum equal to the Applicable Margin (as defined below) PLUS the Stated Rate (as defined below).

               "APPLICABLE MARGIN" shall mean three-tenths of one percent (0.3%) per annum.



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               "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in Wilmington, Delaware, and if the applicable Business Day relates to a determination of the Stated Rate applicable to an advance under this Note, it also means a day on which dealings are carried on in the London interbank market.

               "STATED RATE" as used herein means for each successive one month period during which amounts are outstanding hereunder, the rate of interest per annum in effect on the Business Day immediately prior to the first day of such one month period equal to the higher of (a) the average rate at which one month dollar deposits are offered in the London interbank market by prime banks as announced by Bloomberg on the date of determination or, if Bloomberg News, Inc. or any successor shall cease to announce such rates, the average of the rates at which one month dollar deposits are offered on the page containing the London interbank offered rates in US Dollars on the Reuters screen on the date of determination, and (b) the Federal Reserve Statistics one month non-financial H15 rate.

        The Stated Rate and the interest rate payable hereunder shall be determined by the Lender and invoiced to the Borrower on a monthly basis.

        3. CALCULATION OF INTEREST. Interest on the indebtedness evidenced by this Note shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.

        4. PAYMENT OF INTEREST. Accrued and unpaid interest on the unpaid principal balance of this Note shall be due and payable monthly in arrears, commencing on the fifteenth day of period four (4) of fiscal year 2001 and on the fifteenth day of each fiscal period thereafter, as well as on the Maturity Date.

        5. INTEREST AFTER MATURITY. The Borrower agrees to pay interest on any amount of principal which is not paid when due (whether at the Maturity Date, by acceleration or otherwise), from the due date thereof until such amount is paid in full, payable on demand, at a rate per annum equal to 1% plus the rate per annum otherwise applicable as set forth in Section 2 above.

        6.     Payments.

               (a) DEPOSITS INTO COLLECTION ACCOUNTS. All account debtors of the Borrower and its subsidiaries have been or will be directed, and the Borrower agrees to continue to direct, or otherwise cause all such account debtors to remit payments on accounts to an account controlled by the Lender (each, a "COLLECTION ACCOUNT"). All amounts deposited in a Collection Account shall be applied to the Obligations in accordance with the following paragraph. Pending any direct deposit

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to a Collection Account or if the Borrower otherwise comes into possession of any Item of Payment (as defined below), the Borrower will not commingle any Items of Payment with any of its other funds or property, but will hold them separate and apart therefrom in trust and for the account of the Lender. The Lender is not, however, required to credit any Collection Account for the amount attributable to any Item of Payment which is unsatisfactory to the Lender in its commercially reasonable discretion. Borrower hereby acknowledges that notwithstanding anything to the contrary herein after the occurrence of an Event of Default, all amounts deposited in any Collection Account may be applied to outstanding Obligations of the Borrower in any manner the Lender elects.

               (b) PAYMENTS BY THE BORROWER. Except as specifically provided herein, all payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. All payments by the Borrower shall be made to the Lender at the Lender's payment office in Wilmington, Delaware, and shall be made in U.S. dollars and in immediately available funds no later than noon (Wilmington, Delaware time) on the dates specified herein. The Lender may, and the Borrower hereby authorizes the Lender to, provide for payment of any interest, fees or other Obligations by advancing the amount thereof to Borrower as an advance hereunder. In addition, Borrower authorizes the Lender, and the Lender will, subject to the provisions of this Subsection 6(b), apply the whole or any part of any amounts deposited to the Collection Account and any other amounts received by the Lender from the collections of items of payment owing to the Borrower ("Items of Payment"), against the principal and/or interest of the advances outstanding hereunder from time to time and/or any other Obligations in the following order of application:
FIRST, to payment of amounts then due with respect to fees (including attorneys' costs), charges and expenses for which Borrower is liable pursuant to this Note; SECOND, to payments of amounts then due with respect to interest on the advances outstanding hereunder; THIRD, to payments of amounts then due with respect to principal of the advances outstanding hereunder, and FOURTH, to the account maintained by the Lender as designated in writing by the Lender (the "FUNDING ACCOUNT"), to the extent of any such excess, PROVIDED, FURTHER, that no checks, drafts or other instruments received by the Lender shall constitute final payment to the Lender unless and until such Item of Payment has actually been collected. All items or amounts which are delivered to the Lender by or on behalf of Borrower or any account debtor of Borrower or any of its subsidiaries on account of partial or full payment (including any items or amounts which may have been deposited into any Collection Account may from time to time in the Lender's discretion), be released to Borrower or may be applied by the Lender towards payment of the Obligations, whether or not then due as provided in the preceding sentence. Notwithstanding anything to the contrary herein, (i) all Items of Payment, solely for the purposes of determining the occurrence of an Event of Default, shall be deemed received upon actual receipt by the Lender unless the same is subsequently dishonored for any reason whatsoever, (ii) for purposes of determining whether there is availability for advances, all Items of Payment shall be applied against the Obligations on the first Business Day after receipt thereof by the Lender in the Collection Account and (iii) solely for purposes of interest calculation

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hereunder, all Items of Payment shall be deemed to have been applied against the Obligations on the same Business Day as receipt by the Lender of available funds with respect thereto in any Collection Account. All amounts on deposit in the Funding Account shall accrue interest at a rate per annum equal to the Stated Rate MINUS two-tenths of one percent (0.2%) and be payable as an offset against obligations of the Borrower hereunder or within 30 days of demand. All accounting terms shall have the meanings as determined in accordance with generally accepted accounting principles consistently applied.

               (c) REQUIRED PREPAYMENTS. The Borrower shall pay the outstanding principal of this Note, if any is outstanding, on the fifteenth day of each fiscal period commencing in the first fiscal period occurring after the fiscal period in which the Borrower consummates an initial public offering of its securities pursuant to an underwritten offering registered under the Securities Act of 1993, as amended, (an "IPO"), in an amount equal to the lesser of (i) the "EXCESS CASH FLOW" (defined below) for the month most recently ended and (ii) the outstanding principal amount of the advances at such time. "EXCESS CASH FLOW" as used herein shall mean for any month of determination for the Borrower and its subsidiaries on a consolidated basis, the net income for such month PLUS amortization expenses for such month PLUS without duplication, depreciation expense of the Borrower for such month PLUS any decrease in working capital (excluding cash, cash equivalents and interest-bearing debt), if any, as at the end of such month MINUS any increase in working capital (excluding cash, cash equivalents and interest-bearing debt), if any, as at the end of such month and MINUS any non-financed capital expenditures incurred during such month to the extent such capital expenditures do not exceed $35,000,000 in the aggregate for the twelve consecutive months then ended. If at any time the aggregate principal amount of the advances outstanding under this Note exceeds the Commitment (as defined in Section 10 below) as then in effect, the Borrower shall immediately pay to the Lender such excess.

               (d) VOLUNTARY PREPAYMENTS. The Borrower shall have the right, at any time and from time to time, upon three (3) Business Days' prior written notice to the Lender to prepay the indebtedness evidenced by this
Note in whole or in part without premium or penalty but with accrued interest to the date of prepayment on the amount prepaid.

               (e) REVOLVING NATURE. Amounts repaid may be re-borrowed subject to the terms and conditions hereof.

        7. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Lender as follows:

               (a) AUTHORIZATION, VALIDITY, AND ENFORCEABILITY OF THIS NOTE. The Borrower has the corporate power and authority to execute, deliver and perform this Note. Borrower has taken all

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necessary corporate action (including, without limitation, obtaining approval of its stockholders, if necessary) to authorize its execution, delivery, and performance of this Note. No consent, approval, or authorization of, or declaration or filing with, any governmental authority, and no consent of any other person, is required in connection with the Borrower's execution, delivery and performance of this Note, except for those already duly obtained. This Note has been duly executed and delivered by Borrower, and constitutes the legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms. Borrower's execution, delivery, and performance of this Note does not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of Borrower or any of its subsidiaries by reason of the terms of (i) any contract, mortgage, Lien, lease, agreement, indenture, or instrument to which Borrower or any of its subsidiaries is a party or which is binding upon it or its property, (ii) any judgment, law, statute, rule or governmental regulation applicable to Borrower or any of its subsidiaries, or (iii) the Certificate of Incorporation or By-laws of Borrower or any of its subsidiaries.

               (b) ORGANIZATION AND QUALIFICATION. As of the date hereof, each of the Borrower and its subsidiaries (i) is duly incorporated and organized and validly existing in good standing under the laws of the jurisdiction of its incorporation, (ii) is qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the failure to so qualify to do business would have a material adverse effect on Borrower's ability to collect its accounts or otherwise conduct its business or own or lease property in such jurisdiction, and (iii) has all requisite power and authority to conduct its business and to own its property.

        8. COVENANTS OF BORROWER. So long as any of the obligations hereunder shall remain unpaid (all such obligations, including without limitation, principal, interest and expenses, collectively "Obligations"), the Borrower will, and will cause each of its subsidiaries to, unless the Lender shall otherwise consent in writing:

               (a) Comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon the Borrower or any of its subsidiaries or the Borrower's or its subsidiaries' property, except to the extent contested in good faith and by appropriate proceedings or would not have a material adverse effect on the results of operations and financial condition of Borrower.

               (b) Maintain as of the end of each fiscal quarter, with respect to the Borrower and its subsidiaries on a consolidated basis and in accordance with generally accepted accounting principles, a ratio that is greater than 1.75 to 1.0 of (i) the sum of, without duplication, for the four consecutive fiscal quarters then ended (1) net income, PLUS (2) interest expense for such period,

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including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments and all expenses associated with interest rate hedging arrangements net of interest income, if any, PLUS (3) provision for income taxes, PLUS (4) depreciation and amortization expense and any non-cash extraordinary gains and losses and non-cash restructuring charges, PLUS (5) aggregate minimum annual rental payments payable during such period, over (ii) the sum of, without duplication, for the four consecutive fiscal quarters then ended (1) interest expense for such period, including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments and all expenses associated with interest rate hedging arrangements, net of interest income, if any, PLUS (2) aggregate minimum annual rental payments payable during such period.

               (c) Not directly or indirectly, make, create, incur, assume or suffer to exist any Lien (defined below) upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("PERMITTED LIENS"):

                      (i) Liens for taxes, fees, assessments or other
               governmental charges which are not delinquent or remain payable without penalty, provided that no notice of lien has been filed or recorded under the Uniform Commercial Code;

                      (ii) Carriers', warehousemen's, mechanics', landlords',
               materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

                      (iii) Liens (other than any Lien imposed by ERISA)
               consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                      (iv) Easements, rights-of-way, restrictions and other
               similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its subsidiaries;

                      (v) Liens securing capital lease obligations on the assets so acquired;

                      (vi) Liens on property existing when such property was
               acquired by the Borrower or when the owner of such property became a subsidiary of the Borrower,

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               provided that such Liens were in existence prior to the
               contemplation of the acquisition of such property or such owner becoming a subsidiary of the Borrower;

                      (vii) Liens existing at the time of the IPO; and

                      (viii) Liens incurred in the ordinary course of business
               of the Borrower with respect to security deposits, lease deposits or other obligations that are not incurred in connection with the borrowing of money.

               "LIEN" as used herein means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing.

               (d) Not incur or permit to exist any Lease Obligations (defined below) except (i) the aggregate amount of Lease Obligations reflected in or contemplated by Borrower's Annual Operating Plan for fiscal years 2001 and 2002 as approved by the Sara Lee Corporation's Board of Directors (or committee thereof), as the same may be amended with approval of the Sara Lee Corporation's Board of Directors (or committee thereof) or (ii) otherwise as agreed to in writing by the Lender from time to time in its sole discretion.

               "LEASE OBLIGATIONS" of a person, as used herein, means for any period of determination the rental commitments of such person for such period under leases for real and/or personal property (net of rent from subleases thereof, but including taxes, insurance, maintenance and similar expenses which the lessee is obligated to pay under the terms of said leases, except to the extent that such taxes, insurance, maintenance and similar expenses are payable by sublessee), whether or not the related lease obligations have been or should be, in accordance with generally accepted accounting principles consistently applied, capitalized on the balance sheet.

               (e) Use the proceeds of the advances under this Note only for general corporate purposes.

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               (f) Not enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any material part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except for sales of inventory in the ordinary course of its business.

               (g) Not (i) directly or indirectly declare or make, or incur any liability to make, (A) any dividend or other distribution on account of any class of stock of the Borrower, except a dividend solely payable in other capital stock of the Borrower, or (B) any redemption, sinking fund or similar payment for the acquisition of capital stock of the Borrower, except as may be required to enable Sara Lee Corporation to maintain its greater than 80% ownership interest in Borrower prior to Borrower's spin-off from Sara Lee Corporation, or (ii) make any change in its capital structure which could adversely affect the repayment of the obligations under this Note.

               (h) Except as set forth below, not sell, transfer, distribute, or pay any money or its property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any affiliate of the Borrower, or lend or advance money or its property to any affiliate of the Borrower, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any of its property, of any affiliate of the Borrower, or become liable on any guaranty of the indebtedness, dividends, or other obligations of any affiliate of the Borrower except (i) reimbursement of actual and reasonable out-of-pocket expenses incurred by employees or directors of the Borrower in the ordinary course of the Borrower's business;
(ii) guaranties in favor of the Lender; and (iii) payments pursuant to any of the agreements with Sara Lee, effective as of July 2, 2000, relating to the separation of the Coach business from the Sara Lee business.

               (i) Not directly or indirectly, enter into any arrangement with any person providing for the Borrower to lease or rent property that the Borrower has or will sell or otherwise transfer to such person.

        9. REPORTING REQUIREMENTS. The Borrower shall provide the Lender with the following:

               (a) As soon as available, but not later than ninety (90) days after the end of each fiscal year of Borrower, a copy of the audited consolidated balance sheet of the Borrower and its subsidiaries as at the end of such year and the related consolidated statements of income or operations, stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("INDEPENDENT AUDITOR") which report shall state that such financial statements present fairly the financial position and the results of operations of the Borrower and its subsidiaries for the periods indicated in conformity with generally

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accepted accounting principles applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower's records;

               (b) As soon as available, but not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower commencing with the first fiscal quarter ending after consummation of the Borrower's IPO, a copy of the unaudited consolidated balance sheet of the Borrower as of the end of such quarter and the related consolidated statements of income, stockholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by either the President, Chief Financial Officer or Treasurer of the Borrower (each a "RESPONSIBLE OFFICER") as fairly presenting, in accordance with generally accepted accounting principles (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and its subsidiaries;

               (c) Concurrently with the delivery of the financial statements referred to above, a Compliance Certificate executed by a Responsible Officer demonstrating in sufficient detail compliance with the financial covenant contained in Section 8(b) hereof, a calculation of Excess Cash Flow for each month during the fiscal quarter most recently ended and a representation that no Event of Default or event that upon either notice or the passage would constitute an Event of Default hereunder has occurred and is continuing; and

               (d) Promptly, such additional information regarding the business, financial or corporate affairs of the Borrower and its subsidiaries as the Lender may from time to time reasonably request.

        10. COMMITMENT AND FEES. The Borrower shall pay a facility fee to the Lender that shall accrue from the date hereof until the Maturity Date and shall be due and payable quarterly, in arrears, on the first Business Day of each fiscal period commencing hereafter which fee shall be calculated on the basis of a three hundred sixty-five (365) or three hundred and sixty-six
(366) day year (as applicable) for actual days elapsed and shall be equal to ten-hundredths of one percent (0.10%) multiplied by the average daily amount of the unused Commitment (as defined below) during the quarter just ended. "COMMITMENT" as used herein means $75,000,000 or such lesser amount as adjusted from time to time, at the Borrower's election pursuant to the procedures specified below which amount represents the amount which the Lender is willing to advance, subject to the terms and conditions of this Note. The Borrower shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the amount of the Commitment in excess of the then outstanding principal amount of all advances hereunder. The Borrower shall give written notice to the Lender designating the date of such termination or reduction not less than three (3) Business Days' prior to the date such termination or reduction is to

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take effect, and the amount of any partial reduction of the Commitment shall be in an aggregate minimum amount of One Million Dollars ($1,000,000) or integral multiples of One Million Dollars ($1,000,000) in excess of that amount.

        11. EVENTS OF DEFAULT AND REMEDIES. If any one or more of the following events ("EVENTS OF DEFAULT") shall occur and be continuing, to wit:

               (a) The Borrower shall fail to pay when due any amount of principal owing in respect of any of the indebtedness evidenced by this Note or any other note or notes which may be given in renewal, substitution or extension of all or any part of such indebtedness (each of which being an "OTHER NOTE"); or

               (b) The Borrower shall fail to pay any part of the interest on this Note or any Other Note when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise, within five (5) business days after receipt of written notice from Lender of such failure; or

               (c) The Borrower shall fail to comply with any covenants, agreement or condition contained in this Note within thirty (30) days after receipt of written notice from Lender of such failure; or

               (d) Any representation or warranty made by the Borrower to the Lender hereunder or in any information provided hereunder shall be inaccurate or incomplete in any material respect when made; or

               (e) The Borrower or any of its subsidiaries shall fail to pay any principal of or premium or interest on any of their indebtedness (but excluding indebtedness evidenced by this Note or by any Other Note), whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; and, in each case above, the principal amount of such indebtedness is at least $5,000,000;

               (f) The Borrower or any of its subsidiaries shall generally not pay its debts as the same become due, or shall admit in writing its inability to pay such debts generally, or shall make

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a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against it seeking to adjudicate it as a bankrupt or an insolvent, or seeking liquidation, winding up, reorganization arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; and in the event of any proceeding being instituted against it, such proceeding shall remain undismissed or unstayed for a period of sixty
(60) days or shall result in the entry of an order for relief, the appointment of a trustee or receiver or other adverse result to it or it shall take any action to authorized any of the actions set forth above in this case; or

               (g) One or more judgments or orders for the payment of money in an amount in excess of $5,000,000 in the aggregate shall be rendered against the Borrower or any of its subsidiaries and such judgments or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal; or

then, and in any such event, the Lender may, by notice to the Borrower, (1) declare the Lender's obligation, if any, to make additional advances, if any, under this Note to be terminated, whereupon the same shall forthwith terminate; and (2) declare the Obligations to be forthwith due and payable in full, whereupon the Obligations shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, PROVIDED, HOWEVER, that upon the occurrence of any Event of Default of the kind described in CLAUSE (f) above, the Lender's obligation, if any, to make additional advances, if any, under this Note shall automatically be terminated and the Obligations shall automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

        12. EXPENSES; INDEMNIFICATION. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the enforcement (whether through legal proceeding, negotiations or otherwise) of this Note, any Other Note and any other documents executed and delivered by the Borrower in connection with this Note (such costs and expenses to include, without limitation, the reasonable fees and expenses of the Lender's outside legal counsel). The Borrower agrees to indemnify and hold harmless the Lender and its directors, officers, employees, agents, affiliates and advisors from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements or counsel) which may be incurred by or asserted against the Lender, or any such director, officer, employee, agent, affiliate or advisor in connection with or arising out of any investigation, litigation or proceeding related to or arising out of this Note, any Other Note, or any other documents to be delivered or any transaction contemplated hereby or thereby (but in any case excluding any such claims, damages, losses, liabilities or expenses incurred by reason of the gross negligence or willful misconduct of the indemnitee). The obligations of the Borrower under this paragraph shall survive the payment in full of the indebtedness evidenced by this Note or by any Other Note.

        13. AMENDMENTS, ETC. No amendment or waiver of any provision of this Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        14. WAIVER OF PRESENTMENT, ETC. The Borrower hereby waives presentment for payment, demand, notice of dishonor, notice of intent to accelerate and protest of this Note.

        15. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed within such State, without giving effect to its conflicts of laws principles or rules.

        16. CONSENT TO JURISDICTION; WAIVER OF VENUE OBJECTION; SERVICE OF PROCESS. WITHOUT LIMITING THE RIGHT OF THE LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR AGAINST PROPERTY OF THE BORROWER ARISING OUT OF OR RELATING TO THIS NOTE (AN "ACTION") IN THE COURTS OF OTHER JURISDICTIONS, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO AND ACCEPTS THE NONEXCLUSIVE JURISDICTION OF ANY DELAWARE STATE COURT OR ANY FEDERAL COURT SITTING IN WILMINGTON, DELAWARE, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ANY ACTION MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR IN SUCH FEDERAL COURT. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OR OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY DEFENSE OR OBJECTION TO VENUE BASED ON THE GROUNDS OF FORUM NONCONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE MAINTENANCE ANY ACTION IN ANY SUCH JURISDICTION. THE BORROWER HEREBY IRREVOCABLY AGREES THAT THE SUMMONS AND COMPLAINT OR ANY OTHER PROCESS IN ANY ACTION IN ANY JURISDICTION MAY BE SERVED BY MAILING (USING CERTIFIED OR REGISTERED MAIL, POSTAGE PREPAID) TO THE NOTICE ADDRESS FOR THE BORROWER SPECIFIED BELOW OR BY HAND DELIVERY TO A PERSON OF SUITABLE AGE AND DISCRETION AT SUCH ADDRESS. SUCH SERVICE WILL BE COMPLETE ON THE DATE SUCH PROCESS IS SO MAILED OR DELIVERED, AND THE BORROWER WILL HAVE THIRTY DAYS FROM SUCH COMPLETION OF SERVICE IN WHICH TO RESPOND IN THE MANNER PROVIDED BY LAW. THE BORROWER MAY ALSO BE SERVED IN ANY OTHER MANNER PERMITTED BY LAW,

IN WHICH EVENT THE BORROWER'S TIME TO RESPOND SHALL BE THE TIME PROVIDED BY
LAW.

        17. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED-FOR CONSIDERATION TO THE LENDER, THE BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY (WHICH THE LENDER ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS NOTE, ANY OTHER NOTE, THE OBLIGATIONS, OR THE LENDER'S CONDUCT IN RESPECT OF ANY OF THE FOREGO ING.

        18. MISCELLANEOUS. No failure on the part of the Lender to exercise, and no delay in exercising, any right under this Note shall operate as a waiver thereof; nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        19. MAXIMUM INTEREST. Notwithstanding the foregoing paragraphs and all other provisions of this Note, none of the terms and provisions of this Note shall ever be construed to create a contract to pay to the Lender, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by the Lender to the Borrower under applicable state or federal law from time to time in effect, and the Borrower shall never be required to pay interest in excess of such maximum amount. If, for any reason interest is paid hereon in excess of such maximum amount, then promptly upon any determination that such excess has been paid the Lender will, at its option, either refund such excess to the undersigned or apply such excess to the principal owing hereunder.

        20. ENTIRE AGREEMENT. This Note constitutes the entire agreement of the parties relative to its subject matter, and shall not be waived, modified or supplemented, in whole or in part, except in a writing signed by the parties. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

             [THE REMAINDER OF THE PAGE IS INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first above written.

                                COACH, INC.

                                By: /s/ Keith Monda
                                   ---------------------------------------------
                                Name: Keith Monda
                                     -------------------------------------------
                                Title: Executive Vice President, Chief
                                       Operating Officer
                                      ------------------------------------------

                                Notice Address:

                                Coach, Inc.
                                516 W. 34th Street
                                New York, New York 10001
                                Attention: Chief Financial Officer or Chief
                                Operating Officer with copies to General Counsel
                                Telecopy: 212-629-2205
                                Telephone: 212-594-1850

Agreed and Accepted:

SARA LEE CORPORATION

By: /s/ Mark J. McCarville
   -------------------------------------
Name:    Mark J. McCarville
Title:   Senior Vice President

Notice Address:

Sara Lee Corporation
Three First National Plaza
Chicago, Illinois 60602
Attn: General Counsel

Telecopy:
Telephone:

                                  SCHEDULE I

                          PERMITTED LEASE OBLIGATIONS